EXHIBIT 99

                 BGE PRO FORMA FINANCIAL STATEMENTS - GENERATION
                                 ASSET TRANSFER

BACKGROUND

In Exhibit 99 to our Current Report on Form 8-K dated June 30, 2000, we presented pro forma financial statements for Baltimore Gas and Electric Company
(BGE), a subsidiary of Constellation Energy Group, Inc. (Constellation Energy). Effective July 1, 2000, BGE transferred its generation assets and related liabilities to Calvert Cliffs Nuclear Power Plant, Inc. (CCNPP) and Constellation Power Source Generation, Inc. (CPSG), nonregulated subsidiaries of Constellation Energy. The pro forma financial statements and description of the pro forma adjustments reflect these transfers and other financial impacts surrounding the deregulation of BGE's electric generation business.

At the time the June 30, 2000 Form 8-K was filed, BGE's quarter ended June 30, 2000 results were not available. Accordingly, we have updated the pro forma financial statements to include our June 30, 2000 results. In addition, the updated condensed pro forma balance sheet included in this Exhibit reflects the actual June 30, 2000 book value of the transferred assets and liabilities.

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DESCRIPTION OF PRO FORMA FINANCIAL INFORMATION

The following updated consolidated financial statements for BGE are filed with this Exhibit:

o    Unaudited Condensed Pro Forma Balance Sheet At June 30, 2000, and
o Unaudited Condensed Pro Forma Income Statement for the Year Ended December 31, 1999 and for the Six Month Period Ended June 30, 2000.

The following major assumptions were made in preparing these updated pro forma financial statements:

o The transfers described above were assumed to occur as of June 30, 2000 for the purposes of the condensed pro forma balance sheet.
o The transfers described above were assumed to occur as of January 1, 1999 for the purposes of the condensed pro forma income statement for the year ended December 31, 1999. The transfers were assumed to occur as of January 1, 2000 for the purposes of the condensed pro forma income statement for the six-month period ended June 30, 2000. In viewing these statements, it should be recognized that weather conditions can have a great impact on our results for interim periods. This means that results for interim periods do not necessarily represent results to be expected for the year.
o The transfer of the generating assets and decommissioning trusts was assumed to occur at book value and on a non-taxable basis.
o The provisions of the Maryland Public Service Commission's (Maryland PSC) Restructuring Order are assumed to be effective as of the beginning of each period presented for the purposes of developing BGE's revenues and electric purchased fuel and energy expenses included in the condensed pro forma income statements.
o An effective tax rate of approximately 35% was utilized to develop the income tax effects of adjustments to the condensed pro forma income statement for the year ended December 31, 1999. An effective tax rate of approximately 39.55% was utilized for the six-month period ended June 30, 2000. The difference in the effective tax rate results from the comprehensive changes in the state and local tax laws that began January 1, 2000. We discuss these comprehensive tax law changes in Note 4 of our 1999 Annual Report on Form 10-K.

These pro forma financial statements have been prepared for comparative purposes only and do not purport to be indicative of the results of operations or financial condition which would have actually resulted if the transfer of the generation assets or other related transactions had been made on the dates or for the periods presented, or which may result in the future. Further, these pro forma financial statements have been prepared using information available at the date of this filing. As a result, certain amounts indicated herein are preliminary in nature and, therefore, are subject to change in the future. Please refer to Part II, Item 5 Forward-Looking Statements in this Form 10-Q for additional factors.

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

DESCRIPTION OF PRO FORMA ADJUSTMENTS

The Unaudited Condensed Pro Forma Income Statements and Balance Sheet filed with this Exhibit reflect the following adjustments:

Income Statements Adjustments
-----------------------------
1. The expected reduction of BGE's revenues to remove $112 million of interchange and other wholesale sales for the year ended December 31, 1999 ($54 million for the six-month period ended June 30, 2000), which will no longer be a part of its business once electric deregulation occurs.
2. The adjustment of BGE's revenues to reflect the $54 million average, annual residential rate reduction provided for in the Restructuring Order for the year ended December 31, 1999 ($26 million for the six-month period ended June 30, 2000).
3. The anticipated transfer to CCNPP of approximately $164 million of BGE's revenues that will fund nuclear decommissioning and stranded costs for the year ended December 31, 1999 ($80 million for the six-month period ended June 30, 2000).
4.   The reversal of BGE's actual  electric fuel and  purchased  energy costs of approximately $487 million for the year ended December 31, 1999 ($244 million for the six-month period ended June 30, 2000), and its replacement with the estimated $1,187 million cost of power BGE would have purchased from CPS to meet its system sales load for the year ended December 31, 1999 ($519 million for the six-month period ended June 30, 2000) at standard offer service rates provided for in the Restructuring Order.
5. The expected elimination of operation and maintenance expenses directly and indirectly relating to the generation function for the respective period.
6. The anticipated elimination of approximately $165 million of depreciation, amortization, and nuclear decommissioning expense relating to the transferred assets for the year ended December 31, 1999 ($85 million for the six-month period ended June 30, 2000).
7. The removal from results of the nonrecurring impact of $75 million of amortization expense relating to the $150 million reduction of electric generation plant under the terms of the Restructuring Order for the year ended December 31, 1999 ($75 million for the six-month period ended June 30, 2000).
8. The estimated reduction to taxes other than income taxes resulting from the transfer of the generation function for the respective period.
9. The reduction to other income associated with the elimination of the equity portion of the allowance for funds used during construction relating to generation construction projects, equity in the earnings of Safe Harbor Water Power Corporation, and after-tax earnings on the nuclear decommissioning trusts.
10. The reflection in other income of approximately $22 million of interest income expected to be earned on the unsecured promissory notes described in this Form 10-Q for the year ended December 31, 1999 ($11 million for the six-month period ended June 30, 2000).
11. The reduction of fixed charges to approximate interest expense expected to be avoided on transferred tax-exempt debt.
12. The estimated income tax effects using the effective income tax rates for the respective period.
13. The elimination of the amortization of deferred investment tax credits transferred along with the associated generation assets.

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

Balance Sheet Adjustments
-------------------------
1. The amount of the transfer of fuel stocks including SO2 emission allowances, materials and supplies, and nuclear fuel inventories relating to the generation function.
2.   The  reflection of the unsecured  promissory  notes  described in this Form
     10-Q.
3.   The amount of the transfer of nuclear decommissioning to CCNPP.
4. The amount of the transfer of BGE's investment in Safe Harbor Water Power Corporation to CPSG.
5. The amount of the transfers of utility plant in service, accumulated depreciation reserves, construction work in progress, plant held for future use, unamortized investment tax credits, and miscellaneous other generation-related assets and liabilities.
6. The transfer of the approximately $13 million current (included in other current liabilities) and $21 million non-current (included in other deferred credits and other liabilities) portions of liabilities accrued in connection with certain purchased power contracts that will become the responsibility of the nonregulated generation business.
7. The reflection of the impact on accumulated deferred income taxes of the transfer of the generation assets and nuclear decommissioning, and the reflection of the Restructuring Order as described in this Exhibit.
8.   The transfer of certain tax-exempt debt and related unamortized discount.
9. The amount of the net reduction in BGE's common shareholder's equity relating to the other balance sheet adjustments described above.


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                       Baltimore Gas and Electric Company
                Unaudited Condensed Pro Forma Statement of Income
                         Six Months Ended June 30, 2000


                                                         As Reported    Adjustments        Pro Forma
                                                         -----------    -----------        -----------
                                                                     (In Millions)
 Revenues
     Electric                                             $ 1,090.0      $ (160.0) (1,2,3)   $ 930.0
     Gas                                                      287.8             -              287.8
     Nonregulated                                               2.3             -                2.3
                                                         -----------    -----------        -----------
     Total Revenues                                         1,380.1        (160.0)           1,220.1
                                                         -----------    ------------       -----------
 Operating Expenses
     Electric fuel and purchased energy                       244.1         275.0  (4)         519.1
     Gas purchased for resale                                 143.8             -              143.8
     Operations and maintenance                               369.5        (200.0) (5)         169.5
     Nonregulated - selling, general, and administrative        1.7             -                1.7
     Depreciation and amortization                            249.8        (160.0) (6,7)        89.8
     Taxes other than income taxes                            110.6         (41.0) (8)          69.6
                                                         -----------    ------------       -----------
     Total operating expenses                               1,119.5        (126.0)             993.5
                                                         -----------    ------------       -----------
     Income from Operations                                   260.6         (34.0)             226.6
 Other Income                                                   5.7           6.0  (9,10)       11.7
                                                         -----------    ------------       -----------
     Income Before Fixed Charges and Income Taxes             266.3         (28.0)             238.3
 Fixed Charges                                                 94.4          (7.0) (11)         87.4
                                                         -----------    ------------       -----------
     Income Before Income Taxes                               171.9         (21.0)             150.9
                                                         -----------    ------------       -----------
 Income Taxes
     Income taxes                                              69.4         (11.2) (12)         58.2
     Investment tax credit adjustments                         (4.1)          3.0  (13)         (1.1)
                                                         -----------    ------------       -----------
     Total income taxes                                        65.3          (8.2)              57.1
                                                         -----------    ------------       -----------
 Net Income                                                 $ 106.6       $ (12.8)            $ 93.8
                                                         ===========    ============       ===========

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
                       Baltimore Gas and Electric Company
               Unaudited Condensed Pro Forma Statement of Income
                Twelve Months Ended December 31, 1999




                                                         As Reported    Adjustments        Pro Forma
                                                         -----------    ------------       -----------
                                                                       (In Millions)
 Revenues
     Electric                                             $ 2,259.5      $ (330.0) (1,2,3) $ 1,929.5
     Gas                                                      485.3             -              485.3
     Nonregulated                                             283.5             -              283.5
                                                         -----------    ------------       -----------
     Total Revenues                                         3,028.3        (330.0)           2,698.3
                                                         -----------    ------------       -----------

Operating Expenses
     Electric fuel and purchased energy                       486.8         700.0  (4)       1,186.8
     Gas purchased for resale                                 233.7             -              233.7
     Operations and maintenance                               728.8        (390.0) (5)         338.8
     Nonregulated  - selling, general, and administrative     222.1             -              222.1
     Depreciation and amortization                            427.9        (240.0) (6,7)       187.9
     Taxes other than income taxes                            224.7         (85.0) (8)         139.7
                                                         -----------    ------------       -----------
     Total operating expenses                               2,324.0         (15.0)           2,309.0
                                                         -----------    ------------       -----------
     Income from Operations                                   704.3        (315.0)             389.3
 Other Income                                                   8.4          11.0  (9,10)       19.4
                                                         -----------    ------------       -----------
     Income Before Fixed Charges and Income Taxes             712.7        (304.0)             408.7
 Fixed Charges                                                205.9         (13.0) (11)        192.9
                                                         -----------    ------------       -----------
     Income Before Income Taxes                               506.8        (291.0)             215.8
                                                         -----------    ------------       -----------
 Income Taxes
     Income taxes                                             186.9        (108.0) (12)         78.9
     Investment tax credit adjustments                         (8.5)          6.0  (13)         (2.5)
                                                         -----------    ------------       -----------
     Total income taxes                                       178.4        (102.0)              76.4
                                                         -----------    ------------       -----------
 Income Before Extraordinary Loss                           $ 328.4      $ (189.0)           $ 139.4
                                                         ===========    ============       ===========

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
              Baltimore Gas and Electric Company and Subsidiaries
                  Unaudited Condensed Pro Forma Balance Sheet
                                  June 30, 2000


                                                         As Reported    Adjustments        Pro Forma
                                                         -----------    ------------       -----------
                                                                        (In Millions)
ASSETS
Current Assets
    Fuel stocks                                               $ 84.7      $ (52.4)(1)         $ 32.3
    Materials and supplies                                     126.5        (99.5)(1)           27.0
    Notes receivable, affiliated companies                         -        366.3 (2)          366.3
    Other current assets                                       396.8         (0.3)(5)          396.5
                                                         -----------    ------------       -----------
    Total current assets                                       608.0        214.1              822.1
                                                         -----------    ------------       -----------
Investments And Other Assets
    Nuclear decommissioning trust fund                         230.3       (230.3)(3)              -
    Safe Harbor Water Power Corporation                         34.5        (34.5)(4)              -
    Other investments and other assets                         169.0         (3.3)(5)          165.7
                                                         ------------   ------------       -----------
    Total investments and other assets                         433.8       (268.1)             165.7
                                                         ------------   ------------       -----------

Utility Plant
    Plant in service
       Electric                                              7,157.4     (3,991.2)(5)        3,166.2
       Gas                                                     975.2            -              975.2
       Common                                                  557.8        (41.1)(5)          516.7
                                                         ------------   ------------       -----------
         Total plant in service                              8,690.4     (4,032.3)           4,658.1
    Accumulated depreciation                                (3,572.2)     1,928.1 (5)       (1,644.1)
                                                         ------------   ------------       -----------
    Net plant in service                                     5,118.2     (2,104.2)           3,014.0
    Construction work in progress                              277.7       (168.5)(5)          109.2
    Nuclear fuel (net of amortization)                         150.7       (150.7)(1)              -
    Plant held for future use                                   12.9         (3.2)(5)            9.7
                                                         ------------   ------------       -----------
    Net utility plant                                        5,559.5     (2,426.6)           3,132.9
                                                         ------------   ------------       -----------
Deferred Charges                                               564.5         (2.8)(5)          561.7
                                                         ------------   ------------       -----------
Total Assets                                               $ 7,165.8   $ (2,483.4)         $ 4,682.4
                                                         ============   ============       ===========

LIABILITIES AND CAPITALIZATION
Current Liabilities
    Current portions of long-term debt                       $ 503.4      $    -             $ 503.4
    Other current liabilities                                  602.0        (42.3)(5,6)        559.7
                                                         ------------   ------------       -----------
Total current liabilities                                    1,105.4        (42.3)           1,063.1
                                                         ------------   ------------       -----------
Deferred Credits And Other Liabilities
    Deferred income taxes                                      997.4       (479.5)(7)          517.9
    Deferred investment tax credits                            105.4        (79.2)(5)           26.2
    Other deferred credits and other liabilities               316.0        (22.4)(5,6)        293.6
                                                         ------------   ------------       -----------
    Total deferred credits and other liabilities             1,418.8       (581.1)             837.7
                                                         ------------   ------------       -----------
Long-Term Debt
    First refunding mortgage bonds of BGE                    1,321.7         (8.5)(8)        1,313.2
    Other long-term debt of BGE                              1,028.4       (269.8)(8)          758.6
    Company obligated mandatorily redeemable trust
       preferred securities of subsidiary trust
       holding solely 7.16% debentures of BGE                  250.0            -              250.0
    Long-term debt of nonregulated businesses                   33.0            -               33.0
    Unamortized discount and premium                            (9.6)         2.1 (8)           (7.5)
    Current portion of long-term debt                         (503.4)           -             (503.4)
                                                         -------------   -----------       ----------
    Total long-term debt                                     2,120.1       (276.2)           1,843.9
                                                         -------------   -----------       ----------
BGE Preference Stock Not Subject To Mandatory Redemption       190.0            -              190.0
                                                         -------------   -----------       ----------
Common Shareholder's Equity                                  2,331.5     (1,583.8)(9)          747.7
                                                         ------------   ------------       ----------
Total Capitalization                                         4,641.6     (1,860.0)           2,781.6
                                                         ------------   ------------       ----------
Total Liabilities And Capitalization                       $ 7,165.8    $(2,483.4)         $ 4,682.4
                                                         ============   ============       ==========


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